                                                                    Exhibit 2.69

                               ASSET PURCHASE AGREEMENT

     This Agreement ("Agreement") is entered into as of February 19, 1997, by and between Cumulus Broadcasting, Inc., a Nevada corporation ("Broadcasting"), Cumulus Licensing Corporation, a Nevada corporation ("Licensing), James Ingstad Broadcasting, Inc. ("JIB"), an Iowa corporation, Hometown Wireless, Inc.("HWI") an Iowa corporation, Radio Iowa Broadcasting, Inc. ("RBI") an Iowa corporation,
and Ingstad Mankato, Inc. ("IMI") a Minnesota corporation.   Broadcasting and
Licensing are referred to collectively herein as the "Buyers;" JIB, HWI, RBI and IMI are referred to collectively herein as the "Sellers." The Buyers and the Sellers are referred to individually as the "Party" or collectively as the "Parties." Capitalized terms used in this Agreement are defined in Section 8 hereof.

     Subject to the terms and conditions of this Agreement, the Buyers hereby agree to purchase substantially all of the assets (and assume certain of the liabilities) of the Sellers that are used or useful in the operation of the Stations, as defined below, in return for cash.

     Now, therefore, in consideration of the above premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

     1.   BASIC TRANSACTION.

          a. PURCHASE AND SALE OF ASSETS. On and subject to the terms and conditions of this Agreement, the Sellers agree to sell, transfer, convey and deliver to (i) Licensing, and Licensing agree to purchase from the Sellers, all of the FCC Licenses listed in Section 2(k) of the disclosure schedule ("Disclosure Schedule"); and (ii) Broadcasting, and Broadcasting agree to purchase from the Sellers, all of the Acquired Assets other than the FCC Licenses. Both such sales shall take place at the Closing for the consideration specified below in this Section 1.

          b. ASSUMPTION OF LIABILITIES. On and subject to the terms and conditions of this Agreement, Broadcasting agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyers will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Sellers not included within the definition of Assumed Liabilities and assumed by Broadcasting, and the Sellers agree to pay and discharge all Liabilities and obligations of the Sellers other than the Assumed Liabilities.

          c. PURCHASE PRICE. The Buyers agree to pay to the Sellers, as consideration for the Acquired Assets, the purchase price (the "Purchase Price") described in Schedule A to this Agreement, and agree to make the escrow deposit (the "Escrow Deposit") in the form and manner described in Schedule A and more particularly in the earnest money escrow agreement ("Earnest Money Escrow Agreement") attached hereto as Exhibit A.

          d. CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at a mutually agreed location, commencing at 9:00 a.m. local


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time on the last day of the month in which the FCC approval of the Assignment
Applications becomes a Final Order, by which date all other conditions to the obligations of the Parties to consummate the transactions contemplated hereby will have been satisfied, or such other date as the Parties may mutually determine (the "Closing Date").

          e.   DELIVERIES AT THE CLOSING.    At the Closing, (i) the Sellers
will deliver to the Buyers the various certificates, instruments, and documents referred to in Section 5(a) below; (ii) the Buyers will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 5(b) below; (iii) the Sellers will execute, acknowledge (if appropriate), and deliver to the Buyers (A) assignments (including Lease and other Assumed Contract assignments and Intellectual Property transfer documents), bills of sale and warranty deeds in form acceptable to the Buyers, (B) such affidavits, transfer tax returns, memorandums of lease, and other additional documents as may be required by the terms of the title insurance commitments described in Section 4(o) hereof, as necessary to obtain title insurance as required by such section or as may be necessary to convey title to the Real Estate to the Buyers in the condition required herein or provide public notice of existence of the Leases, and (C) such other instruments of sale, transfer, conveyance, and assignment as the Buyers and their counsel reasonably may request; (iv) the Buyers will execute, acknowledge (if appropriate), and deliver to the Sellers (A) an assumption in the form attached hereto as Exhibit B and (B) such other instruments of assumption as the Sellers and their counsel reasonably may request; and (v) the Buyers will deliver to the Sellers the consideration specified in Section 1(c) above.

          f. POSTCLOSING AGREEMENT. On the Closing Date, the Sellers shall execute, and shall cause each of their shareholders to execute, a Postclosing Agreement with the Buyers including covenants not to compete with the Buyers in the markets served by the Stations for a period not to exceed three years and agreements to indemnify the Buyers in the form of Exhibit C attached hereto; PROVIDED, HOWEVER, that it is understood and agreed that the Postclosing Agreement shall not prohibit the construction or operation by Sellers (or another business entity controlled by James Ingstad) of a Class C2 FM broadcast station licensed to serve Faribault, Minnesota. A portion of the Purchase Price equal to Fifty Thousand Dollars ($50,000) shall be paid to the Sellers by the Buyers on the Closing Date as consideration for the agreements set forth in the Postclosing Agreement.

     2.   REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

     The Sellers represent and warrant to the Buyers that the statements contained in this Section 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, except as set forth in the Disclosure Schedule.

          a.   ORGANIZATION OF THE SELLERS.   Each of the Sellers is a
corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of their incorporation. The Sellers do not have any Subsidiaries. The Sellers have the power and authority to own or lease their properties and to carry on all business activities now conducted by them. The


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sole shareholder of JIB, HWI  and of IMI is James Ingstad.  The sole shareholders of RIB are James Ingstad, Vicki Ingstad, and a trust for the
benefit of Brooke Ingstad                             .

          b. AUTHORIZATION OF TRANSACTION. The Sellers have full power and authority (including full partnership power and authority) to execute and deliver this Agreement and all agreements and instruments to be executed and delivered by Sellers pursuant to this Agreement (collectively, the "Ancillary Agreements") and to perform their obligations hereunder and thereunder. Without limiting the generality of the foregoing, each of the Boards of Directors of the Sellers have duly authorized the execution, delivery, and performance of this Agreement and the Ancillary Agreements by the Sellers. This Agreement and the Ancillary Agreements constitute the valid and legally binding obligation of each of the Sellers, enforceable in accordance with their respective terms and conditions.

          c. NONCONTRAVENTION. Except as set forth in the Disclosure Schedule, neither the execution and the delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Section l(e) above), will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which any of the Sellers is subject or any provision of the charter or bylaws of any of the Sellers; or (ii) Materially conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or third party consent under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other agreement, arrangement to which the Sellers is a party or by which it is bound or to which any of their assets is subject (or result in the imposition of any Security Interest upon any of their assets) subject to the giving of required notices and obtaining required consents of contracts identified in Section 2(j) of the Disclosure Schedule. Other than with respect to the Assignment Applications described in Section 4(b), and the possible need for actions pursuant to the Hart-Scott-Rodino Act, the Sellers do not need to give any notice to, make any filing with, or obtain any Licenses, consent, or approval of any court or government or governmental agency in order for the Parties to enter into this agreement or the Ancillary Agreements or to consummate the transactions contemplated by this Agreement or the Ancillary Agreements (including the assignments and assumptions referred to in Section l(e) above).

          d. TITLE TO ACQUIRED ASSETS. Other than the Security Interests set forth on Section 2(d) of the Disclosure Schedule (which shall be released at or before the Closing) the Sellers have good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer.

          e. FINANCIAL STATEMENTS. Included in Section 2(e) of the Disclosure Schedule are unaudited statements of income as of and for the fiscal year December 31, 1996, for the Sellers and unaudited statements of income as of and for each month during 1997 for the Sellers (collectively the "Financial Statements"). The Financial Statements have been prepared in


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conformity with the Sellers' normal accounting policies, practices and procedures applied on a consistent basis, throughout the periods covered thereby, and are correct and complete, fairly present the financial condition of the Sellers and the results of operation of Sellers at the dates and for the periods indicated (without consideration of certain "group home office" expenses that have been identified to Buyers and that will not be incurred subsequent bo the Closing, and subject to adjustments consistent with Sellers' past practices, are consistent with the books and records of the Sellers (which books and records are correct and complete). The Financial Statements accurately state the revenues of the Stations for the period indicated therein and include a Materially accurate breakout of cash and trade revenues.

          f. EVENTS SUBSEQUENT TO JANUARY 1, 1997. Since January 1, 1997, except as set forth in Section 2(f) of the Disclosure Schedule, there have not been any Material Adverse effects on the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Sellers with respect to the operation of the Stations. Without limiting the generality of the foregoing and with respect to the operation of the Stations since January 1, 1997, to Sellers' Knowledge, except as set forth in Section 2(f) of the Disclosure Schedule:

               i. Sellers have not, other than this Agreement, entered into any Material agreement, contract, lease, sublease, license, or sublicense (or series of related agreements, contracts, leases, subleases, licenses, and sublicenses) outside the Ordinary Course of Business;

               ii. Sellers have not Materially delayed or postponed (beyond their normal practice in the Ordinary Course of Business) the payment of accounts payable and other Liabilities;

               iii. Sellers have not Materially altered their credit and collection policies or their accounting policies;

               iv. Sellers have not entered into or terminated any Material employment arrangement, employment contract, consulting contract or severance agreement or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

               v. there have been no Material changes to, nor threatened changes to, employment terms for any of their employees;

               vi. there has not been any other Material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Sellers;

               vii. the Sellers have not Materially altered the programming, format or call letters of the Stations, or their promotional and marketing activities;


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               viii.  the Sellers have not applied to the FCC for any
modification of the FCC Licenses or failed to take any material action necessary to preserve the FCC Licenses and have operated the Stations in material compliance therewith and in material compliance with all FCC rules and regulations;

               ix. the Sellers have not terminated or received notice of termination for any Material syndicated programming; and

x.   the Sellers have not committed to any of the foregoing.

          g. TAX MATTERS. The Sellers have timely and properly filed all Tax Returns that it was required to file with respect to the Sellers' operations. All such Tax Returns were correct and complete and properly reflect the tax liability of the Sellers. No Tax deficiencies have been proposed or assessed against the Sellers. All Taxes owed by the Sellers with respect to their operations (whether or not shown on any Tax Return) have been paid. The Sellers have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. No claim has ever been made by any authority in any jurisdiction where the Sellers does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

          h. TANGIBLE ASSETS. Section 2(h) of the Disclosure Schedule sets forth a Materially complete listing of transmitter and station equipment, vehicles and other tangible personal property used in conducting the operation and business of the Stations. The Sellers own or lease all tangible assets Materially necessary for the conduct of the operation and business of the Stations as presently conducted and as presently proposed to be conducted and all leased assets are specifically identified as such in Section 2(h) of the Disclosure Schedule.

          i. REAL PROPERTY. Section 2(i) of the Disclosure Schedule lists and describes briefly all Owned Real Estate and real property leased to the Sellers (including, without limitation, complete legal descriptions for all of the Real Estate). The Sellers have delivered to the Buyers correct and complete copies of the Leases. With respect to the Real Estate, except as set forth in Section 2(i) of the Disclosure Schedule:

               i. the Sellers have good and marketable title to all of the Owned Real Estate which, at Closing, will be delivered to Buyers free and clear of all liens, charges, mortgages, security interests, easements, restrictions or other encumbrances of any nature whatsoever except real estate taxes for the year of Closing and municipal and zoning ordinances and recorded utility easements which do not impair the current use, occupancy or value or the marketability of title of the property and which are disclosed in Section 2(i) of the Disclosure Schedule (collectively, the "Permitted Real Estate Encumbrances");


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               ii.  to Sellers' Knowledge, the Leases are and, following the
Closing will continue to be, legal, valid, binding, enforceable, and in full force and effect;

               iii. to Sellers' Knowledge, no party to any Lease is in Material breach or default (or have repudiated any provision thereof), and no event has occurred which, with notice or lapse of time, would constitute a Material breach or default thereunder or permit termination, modification, or acceleration thereunder;

               iv. to Sellers' Knowledge, there are no Material disputes or oral agreements, or any forbearance programs in effect as to any Lease;

               v. none of the Owned Real Estate and to the Sellers' Knowledge, none of the properties subject to the Leases is subject to any lease (other than Leases), option to purchase or rights of first refusal;

               vi. except for Permitted Real Estate Encumbrances, to Sellers' Knowledge, there are no (i) actual or proposed special assessments with respect to any of the Real Estate; (ii) pending or threatened condemnation proceedings with respect to any of the Real Estate; (iii) structural or mechanical defects in any of the buildings or improvements located on the Real Estate that would prevent their continued use in the manner in which they are presently used; or
(iv) any pending or threatened changed in any zoning laws or ordinances which may Materially adversely affect any of the Real Estate or Sellers' use thereof; and

               vii. the Sellers have not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Leases or their rights thereunder;

               viii. to the Sellers' Knowledge, all facilities on the Real Estate have received all Material approvals of governmental authorities (including Material licenses, permits and zoning approvals) required in connection with the operation thereof and have been operated and maintained in Material accordance with applicable laws, rules, and regulations.

          j. CONTRACTS. Section 2(j) of the Disclosure Schedule lists any written arrangement (or group of related written arrangements) either involving more than $25,000 or not entered into in the Ordinary Course of Business. The Sellers have delivered to the Buyers a correct and complete copy of each written arrangement listed in Section 2(j) of the Disclosure Schedule (as amended to date). With respect to each written arrangement so listed which constitutes an Assumed Contract: (A) to Sellers' Knowledge, the written arrangement is legal, valid, binding, enforceable, and in full force and effect; (B) subject to the giving of required notices and obtaining required consents, the written arrangement will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing (if the arrangement have not expired according to their terms); (C) to Sellers' Knowledge, no party is in Material breach or default, and no event have occurred which with notice or lapse of time would constitute a Material breach or default or permit termination, modification, or acceleration, under the written arrangement; and (D) to Sellers' Knowledge, no party has


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repudiated any provision of the written arrangement. The Sellers are not a party to any verbal contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in Section 2(j) of the Disclosure Schedule under the terms of this Section 2(j). Except for the Assumed Contracts, the Sellers shall hold Buyers harmless and indemnify Buyers from any Liability or obligations for or in respect of any of the contracts set forth in Section 2(j) of the Disclosure Schedule or any other contracts or agreements of the Sellers.

          k. COMMISSION LICENSES AND COMPLIANCE WITH COMMISSION REQUIREMENTS. Except as set forth in Section 2(k) of the Disclosure Statement:

               i. All licenses, permits, authorizations, franchises, certificates of compliance, and consents of governmental bodies, including, without limitation, the FCC Licenses, used or useful in the operation of the Stations as they are now being operated are (A) in full force and effect, and
(B) to Sellers' knowledge, unimpaired by any acts or omissions of the Sellers or
the Sellers' employees or agents.   Copies of all FCC licenses, permits, and
authorizations are included in Section 2(k) of the Disclosure Schedule. To Sellers' knowledge, no condition exists or event has occurred that permits, or after notice or lapse of time, or both, would permit, the revocation or termination of any such license, permit, consent, franchise, or authorization (other than pursuant to their express expiration date) or the imposition of any Material restriction or limitation upon the operation of the Stations as now conducted. Except as set forth in Section 2(k) of the Disclosure Schedule, the Sellers is not aware of any reason why the FCC licenses might not be renewed in the ordinary course or revoked.

               ii. The Sellers have been advised by their engineering staff that the Stations are in compliance with the FCC's policy on exposure to radio frequency radiation, and knows of no reason to dispute said information. To Sellers' Knowledge, no renewal of any FCC License would constitute a major environmental action under the FCC's rules or policies. To Sellers' Knowledge, access to the Stations' transmission facilities is restricted in accordance with the policies of the FCC.

               iii. Except as set forth in Section 2(k) of the Disclosure Schedule, to the Sellers' Knowledge, the Sellers is not the subject of any FCC or other governmental investigation or any notice of violation or order, or any Material complaint, objection, petition to deny, or opposition issued by or filed with the FCC or any other governmental authority in connection with the operation of or authorization for the Stations, and there are no proceedings (other than rule making proceedings of general applicability) before the FCC or any other governmental authority that could adversely affect any of the FCC Licenses or the authorizations listed in Section 2(k) of the Disclosure Schedule.

               iv. To Sellers' Knowledge, the Sellers have filed with the FCC and all other governmental authorities having jurisdiction over the Stations all Material reports, applications, documents, instruments, and other information required to be filed, and will continue to make such filings through the Closing Date.



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               v.   The  Sellers are not aware of any information concerning the
Sellers' ownership or operation of the Stations that could cause the FCC not to issue to the Buyers all regulatory certificates and approvals necessary for the consummation of the transactions contemplated hereunder or the Buyer's operation and/or ownership of the Stations.

          l. INTELLECTUAL PROPERTY. To Sellers' Knowledge, the Sellers own or have the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property Materially necessary for the operation of the businesses of the Sellers as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Sellers immediately prior to the Closing hereunder is set forth on Section 2(1) of the Disclosure Schedule and each item listed will be owned or available for use by the Buyers on identical terms and conditions immediately subsequent to the Closing hereunder. To Sellers' Knowledge, the Sellers have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Sellers have never received any charge, complaint, or notice alleging any such interference, infringement, misappropriation, or violation, that has not been, or will not be by the Closing, resolved. To the Knowledge of the Sellers, no third party has Materially interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Sellers.

          m. INSURANCE. Section 2(m) of the Disclosure Schedule sets forth a Materially complete and accurate description of all Sellers' insurance coverage. With respect to each such insurance policy, to Sellers' Knowledge: (A) the policy is legal, valid, binding, and enforceable and in full force and effect; and (B) the policy will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms through the Closing Date.

          n. LITIGATION. Section 2(n) of the Disclosure Schedule sets forth each instance in which the Sellers: (i) is subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge; or (ii) is a party or, to the Knowledge of the Sellers, is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. To Sellers' Knowledge, none of the charges, complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 2(n) of the Disclosure Schedule could result in any Materially Adverse Effect. The Sellers have no Knowledge of any Basis for any such charge, complaint, action, suit, proceeding, hearing, or investigation against the Sellers.

          o. EMPLOYEES. Section 2(o) of the Disclosure Schedule sets forth a Materially complete listing of the names, positions, job descriptions, salary or wage rates and all other forms of compensation paid for work at the Stations of each employee. To the Knowledge of the Sellers, no key employee or group of employees have any plans to terminate employment with the Sellers. The Sellers are not a party to or bound by any collective bargaining or similar agreement, nor have they experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Sellers have no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to the employees of the Sellers. The Sellers have no knowledge of any Basis for any Material claim by past or current employees of the Sellers or applicants for employment that the Sellers or their management have discriminated based on each individuals race, sex, national origin, religion, ethnicity, handicap or any other protected characteristic under applicable law.

          p. EMPLOYEE BENEFITS. Section 2(p) of the Disclosure Schedule lists all Employee Benefit Plans that the Sellers maintains or to which the Sellers contributes or is required to contribute for the benefit of any current or former employee of the Sellers and true and correct copies of each such Employee Benefit Plan have been delivered to the Buyers. Each Employee Benefit Plan (and each related trust or insurance contract) Materially complies and at all times have Materially complied in form and in operation in all respects with the applicable requirements of ERISA and the Code. The Sellers do not have any commitment to create any additional Employee Benefit Plan or modify or change any existing Employee Benefit Plan that would affect any employee or terminated employee of the Sellers. There are no pending or, to the Knowledge of the Sellers, threatened claims under, by or on behalf of any of the Employee Benefit Plans, by any employee or beneficiary covered by any such Employee Benefit Plan, or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits), nor have there been any Reportable Events or Prohibited Transactions with respect to any Employee Benefit Plan of which Seller has Knowledge.

          q. ENVIRONMENT, HEALTH, AND SAFETY. Except as disclosed in Section 2(q) of the Disclosure Schedule:

               i. With respect to the operation of the Stations and the Real Estate, the Sellers are, and at all times in the past have been, in compliance in all Material respects with all then-effective Environmental Laws and all laws (including rules and regulations thereunder) of federal, state, and local governments (and all agencies thereof) concerning employee health and safety, and, to Sellers' Knowledge, the Sellers have no Liability (and there is no Basis related to the past or present operations of the Sellers or their predecessors for any present or future Material Liability) under any Environmental Law. To Sellers' Knowledge, the Sellers have no Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Sellers giving rise to any Liability) under the Occupational Safety and Health Act, as amended, or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof) concerning employee health and safety, or for any illness of or personal injury to any employee.

               ii. The Sellers have obtained and at all times have been in compliance in all Material respects with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and have Materially complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental Laws or law of any federal, state, or local or foreign government relating to worker health and safety.

               iii. To Sellers's Knowledge, all properties and equipment used in the Stations and the Acquired Assets have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1, 2-transdichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances unless the presence of such Materials is in conformity with Environmental Laws. Seller has no Knowledge that any pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste ever have been unlawfully buried, stored, spilled, leaked, discharged, emitted, or released on any of the Real Estate. To Sellers' Knowledge, no above ground or underground storage tanks have ever been located at, on or under the Real Estate. The Sellers have delivered to the Buyers a Materially complete copy of all environmental claims, reports, studies, compliance actions or the like of the Sellers or which are available to the Sellers with respect to any of the Real Estate or any of the Acquired Assets.

          r. LEGAL COMPLIANCE. Except as set forth in Section 2(r) of the Disclosure Schedule, the Sellers have complied in all Material respects with all laws (including rules and regulations thereunder) of federal, state, local and foreign governments (and all agencies thereof). To Sellers' Knowledge, the Sellers have filed all reports, documents, and other materials it was required to file (and the information contained therein was correct and complete in all Material respects) under all applicable laws.

          s. ADVERTISING CONTRACTS. Section 2(s) of the Disclosure Schedule lists all arrangements for the sale of air time or advertising on the Stations in excess of $10,000, and the amount to be paid to the Sellers therefor, which
will not be completed prior to Closing.   The Sellers have no reason to believe
and have not received a notice or indication of the intention of any of the advertisers or third parties to Material contracts of the Sellers to cease doing business or to reduce in any Material respect the business transacted with the Sellers or to terminate or modify any agreements with the Sellers (whether as a result of consummation of the transactions contemplated hereby or otherwise) which, collectively or individually, would have a Material Adverse Effect.

          t. BROKERS' FEES. Other than the fee payable to Media Venture Partners, which shall be the exclusive responsibility of Sellers, the Sellers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

          u.   UNDISCLOSED COMMITMENTS OR LIABILITIES.  Except as set forth in
Section 2(u) of the Disclosure Schedule, there are no Material commitments, liabilities or obligations relating to the Stations, whether accrued, absolute, contingent or otherwise including, without limitation, guaranties by the Sellers of the liabilities of third parties, for which specific and adequate provisions have not been made on the Financial Statements except those incurred in or as a result of the Ordinary Course of Business since January 1, 1997.

          v.   DISCLOSURE.  The representations and warranties contained in this
Section 2 do not contain any Materially untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Section 2 Materially not misleading.

     3.   REPRESENTATIONS AND WARRANTIES OF THE BUYER.

          Buyers represent and warrant to the Sellers that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date except as set forth in the Disclosure Schedule.

          a. ORGANIZATION OF THE BUYERS. Broadcasting and Licensing are corporations duly organized, validly existing, and in good standing under the laws of Nevada.

          b. AUTHORIZATION OF TRANSACTION. Buyers have full power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform their obligations hereunder and thereunder. This Agreement and the Ancillary Agreements constitute legally binding obligations of the Buyers, enforceable against the Buyers in accordance with their respective terms and conditions.

          c. NONCONTRAVENTION. Neither the execution and the delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Section l(e) above), will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Buyers are subject or any provision of their articles of organization or other charter documents, or (ii) Materially conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or third party consent under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Buyers are a party or by which they are bound or to which any of their assets is subject. Other than the Assignment Applications described in Section 4(b), and the possible need for actions pursuant to the Hart-Scott-Rodino Act, the Buyers do not need to give any notice to, make any filing with; or obtain any authorization, consent, or approval of any court or government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement or the Ancillary Agreements (including the assignments and assumptions referred to in Section 1 (e) above).

          d. BROKERS' FEES. The Buyers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

          e. QUALIFICATIONS TO ACQUIRE STATIONS. The Buyers are legally, financially, technically, and otherwise qualified to acquire the Stations from Sellers. The Buyers are not aware of any information that could cause the FCC not to issue to the Buyers all regulatory certificates and approvals necessary for the consummation of the transactions contemplated hereunder or the Buyer's operation and/or ownership of the Stations.

     4.   PRE-CLOSING COVENANTS.

     The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

          a. GENERAL. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 5 below).

          b. ASSIGNMENT APPLICATIONS. Within ten (10) business days after the execution of this Agreement, the Sellers and the Buyers shall jointly file with the FCC appropriate applications for assignment of the FCC Licenses, permits and authorizations pertaining to the Stations from the Sellers to Licensing (the "Assignment Applications"). The costs of the FCC filing fees in connection with the Assignment Applications shall be divided equally between the Parties. Each party shall pay their own attorneys' fees. The Sellers and the Buyers shall thereafter prosecute the Assignment Applications with all reasonable diligence and otherwise use commercially reasonable efforts to obtain the grant of the Assignment Applications as expeditiously as practicable (but neither the Sellers nor the Buyers shall have any obligation to satisfy complainants or the FCC by taking any steps which would have a Material Adverse Effect upon the Stations or impose significant costs on such party). If the FCC imposes any condition on either party to the Assignment Applications, such party shall use commercially reasonable efforts to comply with such condition, provided, that neither party shall be required hereunder to comply with any condition that would have a Material Adverse Effect upon the Stations or any Affiliate. The Sellers and the Buyers shall jointly oppose any requests for reconsideration or judicial review of FCC approval of the Assignment Applications and shall jointly request from the FCC extension of the effective period of FCC approval of the Assignment Applications if the Closing shall not have occurred prior to the expiration of the original effective period of the FCC Consent. Nothing in this Section 4(b) shall be construed to limit either party's right to terminate this Agreement pursuant to Section 9 of this Agreement.

          c. EMPLOYMENT OFFERS. Upon notice to the Sellers, and at mutually agreeable times, the Sellers will permit the Buyers to meet with their employees prior to the Closing Date. The Buyers may, at their option, extend offers of employment to all or any of the Sellers' employees effective on the Closing Date. From and after the execution of this Agreement, the Sellers shall use their best efforts to assist Buyers in retaining those employees of the Stations which the Buyers wish to hire in connection with the operation of the Stations by the

Buyers subsequent to the Closing, and the Sellers will not take any action to preclude or discourage any of the Sellers' employees from accepting any offer of employment extended by the Buyers.

          d. NOTICES AND CONSENTS. The Sellers will give all notices to third parties and shall use commercially reasonable efforts to obtain all third party consents, that the Buyers reasonably may request. Each of the Parties will file any notification and report forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use their best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper or advisable. Each of the Parties will take any additional action that may be necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties that it may be required to give, make, or obtain.

          e. ADVERTISING OBLIGATIONS. The Sellers shall take commercially reasonable steps, without Materially adversely impacting the cash financial performance of the Stations, to satisfy their outstanding obligations under their agreements for sale of air time and advertising on the Stations for goods or services ("Barter Agreements") and shall only enter into new Barter
Agreements in the Ordinary Course of Business of the Stations.   On the Closing
Date, the Sellers shall deliver to the Buyers a report (the "Trade Report") which lists all Barter Agreements included in the Acquired Assets and the contract end date for each such Barter Agreement together with an itemized statement, determined in accordance with generally accepted accounting principles, of the aggregate value of the barter payable and the barter receivable pursuant to each of the Barter Agreements. To the extent that the aggregate value as reflected on the Trade Report of the Stations' barter payable is more than One Hundred Fifty Thousand Dollars ($150,000.00) greater than the aggregate value of the barter receivable, Buyer shall be entitled to receive as a credit against the purchase price the amount of the excess barter imbalance.

          f. OPERATING STATEMENTS. The Sellers shall deliver to the Buyers, for the Buyers' informational purposes only, monthly unaudited statements of operating revenues and operating expenses of the Stations within ten (10) days after each such statement is prepared by or for the Sellers.

          g. CONTRACTS. The Sellers will not without the prior written consent of the Buyers amend, change, or modify any of the contracts listed on
Section 2(k) of the Disclosure Schedule in any Material respect. The Sellers will not without prior written consent of the Buyers enter into any contract outside the Ordinary Course of Business which involves an obligation which will survive the Closing under which Buyer will be obligated to expend more than Five Thousand Dollars ($5,000).

          h. OPERATION OF STATIONS. The Sellers will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business which will have a Material Adverse Effect. The Sellers shall operate the Stations Materially in compliance with the FCC Licenses and the rules and regulations of the FCC, and the FCC Licenses shall at all times remain in full force and effect. The Sellers shall file with the FCC all Material reports, applications, documents, instruments and other information required to be filed in connection with the operation of the Stations.

          i. CREDIT AND RECEIVABLES. The Sellers will follow their usual and customary policies with respect to extending credit for sales of air time and advertising on the Stations and with respect to collecting accounts receivable arising from such extension of credit.

          j. PRESERVATION OF STATIONS AND THE ACQUIRED ASSETS. The Sellers will take all commercially reasonable actions to keep their Stations and the Acquired Assets and properties substantially intact, including their present operations, physical facilities, working conditions, relationships with lessors, licensors, advertisers, suppliers, customers, and employees, all of the Confidential Information, call letters and trade secrets of the Stations, and the FCC Licenses.

          k. ACCESS AND CONSULTATION. The Sellers will permit representatives of the Buyers to have commercially reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Stations, to all premises, properties, books, records, contracts, Tax records, and documents of or pertaining to the Sellers. The Sellers will consult with the Buyers' management with a view to informing Buyers' management as to the operations, management and business of the Stations. Without limiting the foregoing, Sellers acknowledge and agree that they will provide the Buyers and their representatives with such access to the properties, books, records, documents and operations of the Sellers as contemplated herein in a manner which will permit the Buyers to fully complete their due diligence review within the thirty (30) day period referenced in Section 9(a) (vi), below.

          l. NOTICE OF DEVELOPMENTS. The Sellers will give prompt written notice to the Buyers of any Material development affecting business, operations or prospects of the Stations or the Acquired Assets or the ability of the Sellers to perform hereunder.

          m. EXCLUSIVITY. The Sellers will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any (A) merger or consolidation, (B) acquisition or purchase of securities or assets, or (C) similar transaction or business combination involving the Sellers, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. The Sellers will notify the Buyers immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

          n. TITLE INSURANCE. SURVEYS AND ENVIRONMENTAL ASSESSMENTS. The Sellers will take all commercially reasonable actions to assist Buyer in obtaining, at Buyers' own cost (i) with respect to each parcel of Real Estate subject to the Leases, a leasehold owner's policy issued by a title insurer reasonably satisfactory to the Buyers, in an amount equal to the fair market value of such Real Estate (including all improvements located thereon), insuring over the standard pre-printed exceptions and insuring leasehold title to such Real Estate in the Buyers as of the Closing subject only to the Permitted Real Estate Encumbrances, together with such endorsements for zoning, contiguity, public access and extended coverage as the Buyers or their lender reasonably request, (ii) with respect to each parcel of Owned Real Estate, an owner's policy of title insurance by a title insurer reasonably satisfactory to the Buyers, in an amount equal to the fair market value of such Real Estate (including all improvements located thereon), insuring over the standard preprinted exceptions and insuring title to the Owned Real Estate to be vested in the Buyers as of the Closing free and clear of all liens and encumbrances except Permitted Real Estate Encumbrances, together with such endorsements for zoning, contiguity, public access and extended coverage as the Buyers or their lender reasonably request, (iii) a current survey of each parcel of Real Estate certified to the Buyers and their lender, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads (the "Surveys ") which shall not disclose any survey defect or encroachment from or onto any of the Real Estate which have not been cured or insured over prior to the Closing; and (iv) with respect to each parcel of Real Estate, a current Phase I environmental site assessment from an environmental consultant or engineer reasonably satisfactory to the Sellers which does not indicate that the Sellers and the Real Estate are not in compliance with any Environmental Law and which shall not disclose or recommend any action with respect to any condition to be remediated or investigated or any contamination on the site assessed. Sellers shall provide to Buyers copies of all existing title insurance policies, land surveys, Phase I and other environmental surveys that are in the possession of Sellers.

          o. CONTROL OF STATIONS. The transactions contemplated by this Agreement shall not be consummated until after the FCC have given their consent and approval to the Assignment Applications. Between the date of this Agreement and the Closing Date, the Buyers and their employees or agents shall not directly or indirectly control, supervise, or direct, or attempt to control, supervise, or direct, the operation of the Stations, and such operation shall be the sole responsibility of and in the control of the Sellers. The costs of obtaining title insurance, surveys and environmental assessments shall be borne by Buyers.

          p. RISK OF LOSS. The risk of loss, damage, or destruction to any of the Acquired Assets shall remain with the Sellers until the Closing. In the event of any Material loss, damage, or destruction to any of the Acquired Assets, the Sellers will promptly notify the Buyers of all particulars thereof, stating the cause thereof (if known) and the extent to which the cost of restoration, replacement and repair of the Acquired Assets lost, damaged or destroyed will be reimbursed under any insurance policy with respect thereto. The Sellers will, at Sellers' expense, repair or replace such Acquired Assets to their former condition as soon as possible after loss, damage or destruction thereof and shall use their best efforts to restore as promptly as possible transmissions as authorized in the FCC Licenses. The Closing Date shall be extended (with FCC consent, if necessary) for up to sixty (60) days to permit such repair or replacement. If repair or replacement cannot be accomplished within sixty (60) days of the date of the Sellers' notice to the Buyers and the Buyers determine that the Sellers' failure to repair or replace would have a Material Adverse Effect on the operation of the Stations:

               i.   the Buyers may elect to terminate this Agreement; or

               ii. the Buyers may postpone the Closing Date until such time as the property has been repaired, replaced or restored in a manner and to an extent reasonably satisfactory to the Buyers, unless the same cannot be reasonably effected within ninety (90) days of the date of the Sellers' notice to the Buyers, in which case either party may terminate this Agreement; or

               iii. the Buyers may choose to accept the Acquired Asset in their "then" condition, together with the Sellers' assignment to the Buyers of all rights under any insurance claims covering the loss, damage or destruction and payment over to the Buyers of any proceeds under any such insurance policies, previously received by the Sellers with respect thereto plus an amount equal to the amount of any deductible or self-insurance maintained by Sellers on such Acquired Assets. In the event the Closing Date is postponed pursuant to this
Section 4(p), the parties hereto will cooperate to extend the time during which this Agreement must be closed as specified in the consent of the FCC.

          r. PRIORITY OF TRANSACTION. Buyers will take no action which will prevent or unduly delay the issuance of any required regulatory clearance relating to the transactions contemplated by this Agreement. In the event of a conflict between the transactions proposed in this Agreement and another subsequent transaction involving the Buyers, Buyer will defer, delay, or terminate such other transaction if necessary to permit the grant of required regulatory consent for the transactions contemplated herein.

     5.   CONDITIONS TO OBLIGATION TO CLOSE.

          a. CONDITIONS TO OBLIGATION OF THE BUYERS. The obligation of Buyers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

               i. the representations and warranties set forth in Section 2 above shall be true and correct in all respects at and as of the Closing Date as though made on and as of the Closing Date;

               ii.  any supplement to the Disclosure Schedule provided under
Section 8 below shall not indicate a Material change from the Disclosure Schedule signed contemporaneously with this Agreement.

               iii. the Sellers shall have performed and complied with all of their covenants hereunder in all respects through the Closing;

               iv. the Sellers shall have procured all of the third party consents specified in Section 4(d) above (or taken such action to Buyers' satisfaction as will provide the full benefits of such contracts, agreements or arrangements to Buyer) and all of the title insurance commitments (and endorsements), Surveys and environmental site assessments described in Section 4(o) above;

               v. no action, suit, investigation, inquiry or other proceeding shall be pending or threatened before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or impose damages or penalties upon any of the parties if such transactions are consummated, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) adversely affect the right of the Buyers to own, operate, or control the Acquired Assets (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

               vi. the Sellers shall have delivered to the Buyers a certificate (without qualification as to knowledge or Materiality or otherwise) to the effect that each of the conditions specified above in Sections 5(a)(I) through
(iv) is satisfied in all respects;

               vii. each of the Assignment Applications shall have been approved by a Final Order of the FCC, all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or been terminated, and the Buyers shall have received all governmental approvals required to transfer all other authorizations, consents, and approvals of governments and governmental agencies set forth in the Disclosure Schedule;

               viii. the relevant parties shall have entered into the Postclosing Agreement;

               ix. the Buyers shall have received from counsel to the Sellers an opinion with respect to the matters set forth in Exhibit E attached hereto, addressed to the Buyers and their lender and dated as of the Closing Date;

               x. the Parties shall have agreed to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with an allocation schedule to be delivered at closing; and

               xi. all actions to be taken by the Sellers in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyers.

          b. CONDITIONS TO OBLIGATION OF THE SELLERS. The obligation of the Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               i. the representations and warranties set forth in Section 3 above shall be true and correct in all respects at and as of the Closing Date as though made on and as of the Closing Date;

               ii. the Buyers shall have performed and complied with all of their covenants hereunder in all respects through the Closing;

               iii. no action, suit, investigation, inquiry or other proceeding shall be pending or threatened before any court or quasi judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or impose damages or penalties upon any of the Parties if such transactions are consummated, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

               iv. the Buyers shall have delivered to the Sellers one or more certificate(s) (without qualification as to knowledge or Materiality or otherwise) to the effect that each of the conditions specified above in Section 5(b)(i)-(iii) is satisfied in all respects and the statements contained in such certificate shall be deemed a warranty of the Buyers which shall survive the Closing;

               v. each of the Assignment Applications shall have been approved by a Final Order of the FCC and the Buyers shall have received all governmental approvals required to transfer all other authorizations, consents, and approvals of governments and governmental agencies set forth in the Disclosure Schedule; and

               vi. the relevant parties shall have entered into the Postclosing Agreement;

               vii. the Parties shall have agreed to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with an allocation schedule to be delivered at closing; and

               viii. all actions to be taken by the Buyers in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

     6.   POST-CLOSING COVENANTS.

     The Parties agree as follows with respect to the period following the
Closing:

          a.   GENERAL.   In case at any time after the Closing any further
action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 below).

          b. LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Stations, each of the other Parties will reasonably cooperate with the contesting or defending Party and their counsel in the contest or defense, make available his or their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 7 below); provided, however, that such access and cooperation does not unreasonably disrupt the normal operations of the cooperating party.

          c. ADJUSTMENTS. Operation of the Stations and the income and expenses attributable thereto up through the close of business on the day before the Closing Date shall be for the account of the Sellers and thereafter for the account of the Buyers. Such items as employee salaries, vacation, sick day and personal time accruals, and fringe benefits, power and utilities charges, insurance, real and personal property taxes, prepaid expenses, deposits, music license fees, and rents and payments pertaining to the Assumed Contracts (including any contracts for the sale of time for cash so assigned) shall be prorated between the Sellers and the Buyers as of the Closing Date in accordance with the foregoing principle. Outstanding barter balances shall be adjusted as provided in Section 4(e) of this Agreement. In addition, all commissions payable with respect to the accounts receivable of the Sellers (whether due before or after Closing) shall be solely for the account and responsibility of the Sellers. Contractual arrangements that do not reflect an equal rate of compensation to a Stations over the term of the agreement shall be equitably adjusted as of the Closing Date. The prorations and adjustments hereunder shall be made and paid insofar as feasible on the Closing Date, with a final settlement sixty (60) days after the Closing Date. In the event of any disputes between the Parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at such time and such disputes shall be determined by an independent accounting firm mutually acceptable to both parties and the fees and expenses of such accounting firm shall be paid one-half (1/2) by the Sellers and one-half (1/2) by the Buyer.

          d. COLLECTION OF ACCOUNTS RECEIVABLE. At the Closing, the Sellers will turn over to the Buyers, for collection only, the accounts receivable of the Stations owing to the Sellers as of the close of business on the day before the Closing Date. A schedule of such accounts receivable will be delivered by the Sellers to the Buyers on the Closing Date or as soon thereafter as possible. The Buyers agree to use commercially reasonable efforts in the ordinary course of business (but without responsibility to institute legal or collection proceedings) to collect such accounts receivable during the 120-day period following the Closing Date, and will remit all payments received on such accounts during this 120-day period on the one hundred twentieth (120th) day together with an accounting of all payments received within such period. The Buyers shall have the sole right to collect such accounts receivable during such one hundred twenty (120) day period. In the event the Buyers receive monies during the 120-day period following the Closing Date from an advertiser who, after the Closing Date, is advertising on the Stations, and that advertiser was included among the accounts receivable as of the Closing Date, the Buyers shall apply said monies to the oldest outstanding balance due on the particular account, except in the case of a "disputed" account receivable. For purposes of this Section 6(d), a "disputed" account receivable means one which the account debtor refuses to pay because he asserts that the money is not owed or the amount is incorrect. Buyers shall not knowingly encourage any account debtor to dispute any amounts outstanding on the Closing Date. In the case of such a disputed account, the Buyers shall immediately return the account to the Sellers prior to expiration of the 120-day period following the Closing Date. If the Buyers return a disputed account to the Sellers, the Buyers shall have no further responsibility for their collection and may accept payment from the account debtor for advertising carried on the Stations after the Closing Date. At the end of the 120-day period following the Closing Date, the Buyers will turn back to the Sellers all of the accounts receivable of the Stations as of the Closing Date owing to the Sellers which have not yet been collected (including all records and documents of the Stations relating to such uncollected accounts), and the Buyers will thereafter have no further responsibility with respect to the collection of such receivables. During the 120-day period following the Closing Date, the Buyers shall afford the Sellers reasonable access to the accounts receivable "aging list." The Sellers acknowledges and agree that the Buyers are acting as collection agent hereunder for the sole benefit of the Sellers and that Buyers have accepted such responsibility for the accommodation of the Sellers. The Buyers shall not have any duty to inquire as to the form, manner of execution or validity of any item, document, instrument or notice deposited, received or delivered in connection with such collection efforts, nor shall the Buyers have any duty to inquire as to the identity, authority or rights of the persons who executed the same. The Sellers shall indemnify Buyers and hold them harmless from and against any judgments, expenses (including attorney's fees) costs or liabilities which the Buyers may incur or sustain as a result of or by reason of such collection
efforts taken in good faith.   To the extent that Sellers (i) satisfy accounts
payable related to the Stations with cash payments following the Closing Date and (2) provide Buyers with documentation of such accounts payable and cash payments, Buyers shall reimburse Sellers for such expenses no later than the tenth (10th) day of the month following that in which Sellers make such cash payments in satisfaction of accounts payable, and such amounts shall be deducted from the amounts due Sellers as a result of the collection of accounts receivable owing to the Sellers as of the close of business on the day before the Closing Date

          e. CONSENTS. In the event any of the Assumed Contracts are not assignable or any consent to such assignment is not obtained on or prior to the Closing Date, and the Buyers elect to consummate the transactions contemplated herein despite such failure or inability to obtain such consent, the Sellers shall continue to use commercially reasonable efforts to obtain any such assignment or consent after the Closing Date. Until such time as such assignment or approval have been obtained, the Sellers will cooperate with Buyers in any lawful and economically feasible arrangement to provide that the Buyers shall receive the Sellers' interest in the benefits under any such Assumed Contract, including performance by the Sellers as agent, if economically feasible; provided, however, that the Buyers shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent that Buyers would have been responsible therefore if such consent or assignment had been obtained.

     7.   REMEDIES FOR BREACHES OF THIS AGREEMENT.

          a. SURVIVAL. All of the representations and warranties of the Sellers contained in Section 2 of this Agreement (other than the representations and warranties of the Sellers contained in Sections 2(a), 2(b), 2(c), and 2(d) hereof or relating to the Sellers' title to the Acquired Assets) shall survive the Closing and continue in full force and effect for a period until 90 days after the applicable statute of limitations has expired with respect to any claim by the Buyers based on a claim or action by a third party and for a period of eighteen (18) months following Closing with respect to any claim by the Buyers not based on a claim or action by a third party. All of the other representations and warranties (including the representations and warranties Sellers contained in Sections 2(a), 2(b), 2(c),. and 2(d) hereof or relating to the Sellers' title to the Acquired Assets) and all covenants of the Buyers and the Sellers contained in this Agreement shall survive the Closing and continue in full force and effect forever thereafter.

          b. INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF THE BUYERS. Except as described below in Section 7(e) with respect to a breach of a warranty or covenant prior to the Closing Date, the Sellers agree to indemnify the Buyers from and against the entirety of any Adverse Consequences the Buyers may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

               i. any misrepresentation or breach of any of the Sellers' representations or warranties, and covenants contained in this Agreement or in any Ancillary Agreement executed and/or delivered by the Sellers (so long as the Buyers make a written claim for indemnification within the applicable survival period);

               ii. any breach or nonfulfillment of any agreement or covenant of the Sellers contained herein or in any Ancillary Agreement;

               iii. any Liability of the Sellers which is not an Assumed Liability; and/or

               iv. any Liability of the Buyers arising by operation of law (including under any bulk transfer law of any jurisdiction or under any common law doctrine of defacto merger or successor liability) which is not an Assumed Liability.

          c.   INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF THE SELLERS.
Except as described below in Section 7(e) with respect to a breach of a warranty or covenant prior to the Closing Date, the Buyers agree to indemnify the Sellers from and against the entirety of any Adverse Consequences the Sellers may suffer resulting from, arising out of, relating to, in the nature of, or caused by (i) any misrepresentation or breach of any of the Buyers' representations or warranties contained in this Agreement or in any Ancillary Agreement executed and/or delivered by the Buyers (so long as the Sellers makes a written claim for indemnification within the applicable survival period) or (ii) any breach or nonfulfillment of any agreement or covenant of the Buyers contained herein or in any Ancillary Agreement, or (iii) any Assumed Liability.

          d. SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agree that the Buyers would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agree that the Buyers shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section l0(o) below), in addition to any other remedy to which it may be entitled, at law or in equity. Each of the Parties acknowledges and agree that not withstanding the provision in Section 7(e) with respect to the remedy of liquidated damages upon a breach of a warranty or covenant of this Agreement prior to the Closing, money damages would not be an adequate remedy for Buyers for a breach of any provision of this Agreement.

          e. LIQUIDATED DAMAGES. The Buyers and the Sellers acknowledge that in the event that the transactions contemplated by this Agreement are not closed because of a default by the Buyers, the Adverse Consequences to the Sellers as a result of such default may be difficult, if not impossible, to ascertain. Accordingly, in lieu of indemnification pursuant to Section 7(c), the Sellers shall be entitled to receive from the defaulting Party for such default the

Earnest Money Deposit as liquidated damages without the need for proof of damages, subject only to successfully proving in a court of competent jurisdiction that the Buyer Materially breached this Agreement and that the transactions contemplated thereby have not occurred. The Sellers shall proceed against the Earnest Money Deposit as full satisfaction of liquidated damages owed by the Buyers and as their sole remedy for a failure of the transactions contemplated hereby to occur as a result of a Material breach of the terms of this Agreement by the Buyers.

          f. MATTERS INVOLVING THIRD PARTIES. If any third party shall notify any Party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 7, then the Indemnified Party shall notify the Indemnifying Party thereof promptly; provided. however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged as a result of such failure. In the event any Indemnifying Party notifies the Indemnified Party within 15 days after the Indemnified Party have given notice of the matter that the Indemnifying Party is assuming the defense thereof, (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of their choice reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel at their sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party have selected have a conflict of interest), (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). In the event the Indemnifying Party does not notify the Indemnified Party within 15 days after the Indemnified Party have given notice of the matter that the Indemnifying Party is assuming the defense thereof, however, and/or in the event the Indemnifying Party shall fail to defend such claim actively and in good faith, then the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.

          g. LIMITATION OF LIABILITY. Notwithstanding anything in this Agreement to the contrary, after the Closing neither party shall indemnify or otherwise be liable to the other party from and after the Closing Date except to the extent that the Adverse Consequences suffered by the Identified Party, in the aggregate from all indemnifiable events shall exceed Ten Thousand Dollars ($10,000) and indemnification shall be made by the indemnifying party only to the extent of such excess over Ten Thousand Dollars ($10,000); provided however that the foregoing limitation shall not be applicable to: (i) the obligations of the Buyer to pay and discharge any Liability of the Sellers to third parties from and after the Closing Date assumed by the Buyer under the terms of this Agreement; (ii) the obligation of the Sellers to pay and discharge any Liability to third parties not assumed by the Buyer under the terms of this Agreement, or (iii) the Sellers' obligation to deliver clear title to the Acquired Assets.

     8.   DEFINITIONS.

     "ACQUIRED ASSETS" means all right, title, and interest in and to all of the assets of the Sellers, other than Retained Assets that are used or useful in the operation of the Stations, wherever located, including but not limited to all of their (a) leaseholds and other interests of any kind therein, improvements, fixtures, and fittings thereon (such as towers and antennae), and easements, rights-of way, and other appurtenances thereto); (b) tangible personal property (such as fixed assets, computers, data processing equipment, electrical devices, monitoring equipment, test equipment, switching, terminal and studio equipment, transmitters, transformers, receivers, broadcast facilities, furniture, furnishings, inventories of compact disks, records, tapes and other supplies, vehicles) and all assignable warranties with respect thereto; (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions; (d) rights under orders and agreements (including those Barter Agreements and Advertising Contracts identified on the Disclosure Schedule) now existing or entered into in the Ordinary Course of Business for the sale of advertising time on the Stations to be broadcast after the Closing;
(e) Assumed Contracts, indentures, Security Interests, guaranties, other similar arrangements, and rights thereunder; (f) call letters of the Stations, jingles, logos, slogans, and business goodwill of the Stations; (g) claims, deposits, prepayments, refunds, causes of action, chooses in action, rights of recovery (including rights under policies of insurance), rights of set off, and rights of recoupment; (h) Licenses and similar rights obtained from governments and governmental agencies; and (i) FCC logs and records and all other books, records, ledgers, logs, files, documents, correspondence, advertiser lists, all other lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, program production materials, studies, reports, and other printed or written materials; and (j) goodwill of the Stations.

     "ADVERSE CONSEQUENCES" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including all attorneys' fees and court costs.

     "ADVERTISING CONTRACTS" has the meaning set forth in Section 2(s), above.

     "AFFILIATE" means with reference to any person or entity, another person or entity controlled by, under the control of or under common control with that person or entity.

     "ASSIGNMENT APPLICATIONS" has the meaning set forth in Section 4(b) above.

     "ASSUMED CONTRACTS" means the Leases, the Barter Agreements, the Advertising Contracts and those contracts identified on Section 2(k) of the Disclosure Schedule as those to be assumed by Broadcasting.

     "ASSUMED LIABILITIES" means (a) obligations of the Sellers which accrue after the Closing Date under the Assumed Contract either: (i) to furnish services, and other non-Cash benefits to another party after the Closing; or
(ii) to pay for goods, services, and other non-Cash benefits that another party will furnish to it after the Closing. The Assumed Liabilities shall not include any Retained Liabilities.

     "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     "BUYERS" has the meaning set forth in the preface above.

     "CASH" means cash and cash equivalents determined in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

     "CLOSING" has the meaning set forth in Section 1 (d) above.

     "CLOSING DATE" has the meaning set forth in Section l(d) above.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of the Sellers.

     "DISCLOSURE SCHEDULE" has the meaning set forth in Section 1 above.

     "EARNEST MONEY DEPOSIT" has the meaning set forth in Section l(c) above.

     "EARNEST MONEY ESCROW AGREEMENT" has the meaning set forth in Section l(c).

     "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multi-employer Plan), or (d) Employee Welfare Benefit Plan or Material fringe benefit plan or program.

     "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA Sec.
3(2).

     "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA Sec.
3(1).

     "ENVIRONMENTAL LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1899, or the Emergency Planning and Community Right-to-Know Act of 1986 (each as amended), or any other law of any federal, state, local, or foreign government or agency thereof (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, or pollution or protection of the environment, including, without limitation, laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ESCROW AGENT" means Media Venture Partners.

     "EXTREMELY HAZARDOUS SUBSTANCE" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

     "FCC" means the Federal Communications Commission of the United States.

     "FCC LICENSES" means the licenses, permits and other authorizations, including any temporary waiver or special temporary authorization, issued by the FCC to the Sellers in connection with the conduct of the business and operation of the Stations.

     "FINAL ORDER" means an action by the FCC as to which: (a) no request for stay by the FCC is pending, no such stay is in effect, and any deadline for filing a request for any such stay has passed; (b) no appeal, petition for rehearing or reconsideration, or application for review is pending before the FCC and the deadline for filing any such appeal, petition or application has passed; (c) the FCC has not initiated reconsideration or review on their own motion and the time in which such reconsideration or review is permitted has passed; and (d) no appeal to a court, or request for stay by a court, of the FCC's action is pending or in effect, and the deadline for filing any such appeal or request has passed.

     "FINANCIAL STATEMENTS" has the meaning set forth in Section 2(e) above.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "INDEMNIFIED PARTY" has the meaning set forth in Section 7(d) above.

     "INDEMNIFYING PARTY" has the meaning set forth in Section 7(d) above.

     "INTELLECTUAL PROPERTY" means all (a) patents, patent applications, patent disclosures, and improvements thereto, (b) trademarks, service marks, trade dress, call letters, logos, trade names, and corporate names and registrations and applications for registration thereof, (c) all programs, programming materials, copyrights and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data, and documentation, (f) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, market and other research information, drawings, specifications, designs, plans proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (g) other proprietary rights, and (h) copies and tangible embodiments thereof (in whatever form or medium).

     "KNOWLEDGE" means actual knowledge after reasonable investigation. It is understood and agreed that prior to the execution of this Agreement, Sellers has not informed any employees of Sellers or the Stations as to the negotiations between Sellers and Buyers or the contemplated sale of the Stations, and therefore the warranties and representations set forth herein reflect information known to James Ingstad, Roger Sayler, and Kevin Lein. Promptly after this Agreement has been executed, Sellers will inquire of the Stations' general managers regarding the accuracy of the representations and warranties set forth herein, and shall supplement the schedules hereto within ten days from the date of execution of this Agreement reflecting information obtained through such inquiry, if any.

     "LEASES" means those real estate leases to which Sellers is a party governing Sellers' studios and FM tower sites, as described in Section 2(i) of the Disclosure Schedule.

     "LIABILITY" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "LICENSES" means all FCC and other governmental licenses, franchises, approvals, certificates, authorizations and rights of the Sellers with respect to the operations of the Stations and all applications therefor, together with any renewals, extension or modifications thereof and additions thereto.

     "MARKET" means one of the following: (1) New Ulm-Springfield-Marshall, Minnesota (including radio stations KNUJ-AM, KNUJ-FM, and KNSG-FM; (2) Mankato, Minnesota (including radio stations KXLP-FM, KYSM-AM, and KYSM-FM); (3) Mason City, Iowa (including radio stations KGLO-AM, KIAI-FM, KLKK-FM, KCHA-AM, KCHA-FM, KCZE-FM, and KCZY-FM); (4) Faribault-Owatonna-Waseca, Minnesota (KDHL-AM, KQCL-FM, KQPR-FM, KNFX-AM, KRFO-FM, KOWO-AM, and KRUE-FM); and (5) Rochester, Minnesota (including radio stations KRCH-FM, KWEB-FM, KMFX-FM, and KMFX-AM).

     "MATERIAL" means having or likely to has a Material Adverse Effect.

     "MATERIAL ADVERSE EFFECT" means any effect that (i) is material and adverse to the business, assets, liabilities, results of operations or financial condition of the Seller's stations in one or more Markets, or (ii) materially impairs the ability of the Sellers or the Buyers to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) actions contemplated by this Agreement, and (b) changes in laws and regulations or interpretations thereof that are generally applicable to the broadcasting industry."

     "MULTI-EMPLOYER PLAN" has the meaning set forth in ERISA Sec. 3(37).

     "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "OWNED REAL ESTATE" means the real property owned by the Sellers as described in Section 2(i) of the Disclosure Schedule and all buildings, fixtures, and improvements located thereon, which is directly used and useful in the operation of the Stations, and specifically excludes all real property, buildings, fixtures, and improvements owned by Sellers which is located in and around Fargo and Bismarck, North Dakota as described in Section 2(i) of the Disclosure Schedule.

     "PARTY" has the meaning set forth in the preface above.

     "PERMITTED REAL ESTATE ENCUMBRANCES" shall has the meaning set forth in
Section 2(i), above.

     "POST-CLOSING AGREEMENT" means the Post-Closing Agreement with Sellers' owners in the form attached hereto as Exhibit C.

     "PROHIBITED TRANSACTION" has the meaning set forth in ERISA Section 406 and Code Section 4975.

     "PURCHASE PRICE " has the meaning set forth in Section l(c) above.

     "REAL ESTATE" means the Owned Real Estate and the real estate, building, fixtures and improvements which are the subject of the Leases.

     "REPORTABLE EVENT" has the meaning set forth in ERISA Section 4043.

     "RETAINED ASSETS" means (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Sellers as a corporation, including, without limitation, the general ledger and tax records of Sellers and the Stations (although Sellers will provide access to such records available to Buyers upon request at commercially reasonable times);
(ii) any of the rights of the Sellers under this Agreement (or under any side agreement between the Sellers on the one hand and the Buyers on the other hand entered into on or after the date of this Agreement); (iii) accounts, notes and other receivables of the Sellers; and (iv) Cash.

     "RETAINED LIABILITIES" means any other obligations or Liabilities of the Sellers, including but not limited to: (i) any Liability relating to the ownership or operation of the Stations prior to the Closing; (ii) any Liability of the Sellers for income, transfer, sales, use, and other Taxes arising in connection with the consummation contemplated hereby; (iii) any Liability of the Sellers for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated hereby (except as set forth in Section 4(i) relating to Surveys, title commitments and environmental audits and
Section 4(b) with regard to the Assignment Applications; or (iv) any Liability or obligation of the Sellers under this Agreement (or under any side agreement between the Sellers on the one hand and the Buyers on the other hand entered into on or after the date of this Agreement).

     "SECURITY INTEREST" means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than (a) liens for Taxes not yet due and payable; and (b) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation.

     "SELLERS" has the meaning set forth in the preface above.

     "STATIONS" means the following radio broadcast stations: KNUJ-AM, KNUJ-FM, and KNSG-FM, KXLP-FM, KYSM-AM, KYSM-FM, KGLO-AM, KIAI-FM, KCHA-AM, KCHA-FM, KCZE-FM, KCZY-FM, KDHL-AM, KQCL-FM, KQPR-FM, KNFX-AM, KRFO-AM, KRFO-FM, KOWO-AM, KRUE-FM, KRCH-FM, KWEB-AM, KMFX-FM and KMFX-AM..

     "SUBSIDIARY," with respect to any person, means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which ) 50% or more of (i) the outstanding capital stock or other equity interest having voting power to elect a majority of the Board of Directors of such corporation or persons having a similar role as to an entity that is not a corporation, (ii) the interest in the profits of such partnership or joint venture, or (iii) the beneficial interest of such trust or estate are at such time directly or indirectly owned by such person or one or more of such person's Subsidiaries.

     "SURVEYS" has the meaning set forth in Section 4(o) above.

     "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     9.   TERMINATION.

          (a) TERMINATION OF AGREEMENT. Certain of the Parties may terminate this Agreement as provided below:

               i. the Buyers and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

               ii. the Buyers may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing in the event the Sellers are in breach of any representation, warranty, or covenant contained in this Agreement; provided, however, that if such breach is capable of being cured, such breach also remains uncured for twenty (20) days after notice of breach is received by the Sellers from the Buyers;

               iii. the Sellers may terminate this Agreement by giving written notice to the Buyers at any time prior to the Closing in the event the Buyers are in breach of any representation, warranty, or covenant contained in this Agreement; provided, however that if such breach is capable being cured, such breach remains uncured for twenty (20) days after notice of breach is received by the Buyers from the Sellers;

               iv. the Buyers may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing if the Closing shall not have occurred on or before the 270th day following the date of this Agreement by reason of the failure of any condition precedent under Section 5(a) hereof (unless the failure results primarily from the Buyers themselves breaching any representation, warranty, or covenant contained in this Agreement);

               v. the Sellers may terminate this Agreement by giving written notice to the Buyers at any time prior to the Closing if the Closing shall not have occurred on or before the 270th day following the date of this Agreement by reason of the failure of any condition precedent under Section 5(b) hereof (unless the failure results primarily from the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement);

               vi. the Buyers or the Sellers may terminate this Agreement if any Assignment Applications is denied by Final Order.

          (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section above, all obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

     10.  MISCELLANEOUS.

          a. PRESS RELEASES AND ANNOUNCEMENTS. No Party shall issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other Party prior to making the disclosure).

          b. NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

          c. ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

          d. SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of their rights, interests, or obligations hereunder without the prior written approval of the other Party, provided that (i) the Buyers may assign all of their right, title and interest in, to and under this Agreement to one or more Affiliates, who shall then, subject to the terms and conditions of this Agreement, have the right to receive the Acquired Assets, assume the Assumed Liabilities, and to pay to the Sellers the Purchase Price therefor or to any successor to the Buyers in the event of any sale, merger or consolidation of the Buyers, and (ii) Buyers may assign their indemnification claims and their rights under the warranties and representations of the Sellers to the financial institution(s) providing financing to the Buyers in connection with this transaction.

          e. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          f. HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          g. NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing and shall be considered to be given and received in all respects when hand delivered, when delivered via prepaid express or courier delivery service, when sent by facsimile transmission actually received by the receiving equipment or three (3) days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested, in each case addressed to the intended recipient as set forth below:

                              If to the Sellers:

                              Mr. James Ingstad
                              James Ingstad Broadcast Group
                              P.O. Box 9919
                              Fargo, ND 58106-9439

                              With a copy to:

                              Clifford M. Harrington, Esq.
                              Fisher Wayland Cooper Leader & Zaragoza L.L.P. 2001 Pennsylvania Avenue, N.W.
                              Suite 400
                              Washington, D.C. 20006-1851
                              Fax: (202) 296-5618
                              (which copy shall not constitute notice to Sellers)

                              If to the Buyers:

                              Cumulus Broadcasting, Inc.
                              Cumulus Licensing Corp.
                              c/o QUAESTUS Management Corp.
                              330 E. Kilbourn Avenue, Suite 250
                              Milwaukee, WI 53202
                              Attn: Terrence J. Leahy Fax: (414) 283-4505

                              With a copy to:

                              Cumulus Broadcasting, Inc.
                              Cumulus Licensing Corp.
                              875 N. Michigan Avenue
                              Suite 3650
                              Chicago, Illinois 60611
                              Attn..: Richard J. Bonick
                              Fax: (312) 867-0098

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

          h. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Minnesota.

          i. AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyers and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          j. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

          k. EXPENSES. The Buyers and the Sellers, will each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, other than as set forth in Section 4(b) with regard to the Assignment Applications . The Sellers will pay all income taxes. The Sellers and the Buyers will each pay one-half (1/2) of any transfer or sales taxes and other recording or similar fees necessary to vest title to each of the Acquired Assets in the Buyers.

          1. CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

          m. INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

          n. SUBMISSION TO JURISDICTION. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Minneapolis, Minnesota in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agree not to bring any action or proceeding arising out of or relating to this Agreement in any other -court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10(g) above. Nothing in this Section 10(n), however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.


                                      * * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

                                        CUMULUS BROADCASTING, INC.


                                        By:
                                                         (printed)
                                        Title :

                                        CUMULUS LICENSING CORPORATION


                                        By:
                                                         (printed)
                                        Title :

                                        JAMES INGSTAD BROADCASTING, INC.


                                        By:
                                                    James D. Ingstad
                                        Title :President

                                        HOMETOWN WIRELESS, INC.


                                        By:
                                                    James D. Ingstad
                                        Title :President

                                        RADIO IOWA BROADCASTING, INC.

                                        By:
                                                    James D. Ingstad
                                        Title :President


                                        INGSTAD MANKATO, INC.

                                        By:
                                                    James D. Ingstad
                                        Title :President

                                      SCHEDULE A

     PURCHASE PRICE. The Buyers agree to pay to the Sellers, as consideration for the Acquired Assets, the amount of Forty-Two Million Five Hundred Thousand and no/100 Dollars ($42,500,000.00), payable as follows:

          (i) on the date of this Agreement, the Buyers will deposit with the Escrow Agent the amount of Two Million One Hundred Twenty-Five Thousand and no/100 Dollars ($2,125,000.00) (the "Earnest Money Deposit') in the form of an irrevocable letter of credit from Nations Bank; and

          (ii) on the Closing Date, the Buyers shall pay to the Sellers the amount of Forty-Two Million Five Hundred Thousand and no/100 Dollars ($42,500,000.00), with adjustments as provided specifically in this Agreement.

The Earnest Money Deposit referenced in this Schedule A shall be placed in escrow with the Escrow Agent pursuant to an escrow agreement in the form attached hereto as Exhibit A (the "Earnest Money Escrow Agreement's, and shall be disbursed to Sellers or returned to Buyer as provided in the Earnest Money Escrow Agreement.

LIST OF OMITTED SCHEDULES AND/OR EXHIBITS


Escrow Agreement by and among Cumulus Broadcasting, Cumulus Licensing, James Ingstad Broadcasting, Inc., Hometown Wireless, Inc., Radio Iowa Broadcasting, Ingstad Mankato and Media Venture Partners, dated as of February 19, 1998

Ex. B -- Form of Instrument of Assumption

Ex. C -- Form of Post Closing Agreement

Ex. E -- Form of Opinion of Seller's Counsel

DISCLOSURE SCHEDULES

The preceding schedules and/or exhibits have been omitted from this exhibit. The Company agrees to provide copies of such schedule and/or exhibits to the Commission upon request.